Exhibit 99.1
Textron
Corporate Communications
Department

                NEWS Release

Investor Contact: Doug Wilburne, Textron – 401-457-2353 Bill Pitts, Textron – 401-457-2353	FOR IMMEDIATE RELEASE

TEXTRON SUCCESSFULLY COMPLETES TENDER OFFER
FOR SHARES OF UNITED INDUSTRIAL CORPORATION

Providence, RI – November 14, 2007– Textron Inc. (NYSE: TXT) announced today that it has successfully completed its tender offer for the outstanding shares of common stock of United Industrial Corporation (NYSE: UIC).  The depositary for the offer has advised Textron that, as of the expiration of the offer at 12:00 midnight, New York City time, on Tuesday, November 13, 2007, a total of approximately 10,037,504 UIC shares were validly tendered in the offer and not withdrawn (including approximately 2,071,281 shares delivered through notices of guaranteed delivery), representing approximately 100% of the outstanding common stock of UIC.  Shares tendered through notices of guaranteed delivery are required to be delivered to Textron by Friday, November 16, 2007.   Textron, through a designated wholly owned subsidiary, has accepted for purchase all shares that were validly tendered during the offer.

Textron expects to effect a merger of its wholly owned subsidiary with and into UIC without a vote or meeting of UIC's shareholders in the next several days.  In the merger, each outstanding UIC share not tendered and purchased in the offer, if any (other than those as to which holders properly exercise appraisal rights, if any) will be converted into the right to receive the same $81.00 per share price, without interest and less any required withholding taxes, that was paid in the tender offer.  As a result of the merger, UIC will become a wholly owned subsidiary of Textron.  Following the merger, UIC's common stock will cease to be traded on the NYSE.

About Textron Inc.

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems Corporation and Textron Financial Corporation. More information is available at www.textron.com.

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Forward Looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the risk that the proposed transaction disrupts current plans and operations; (b) the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; (c) difficulty or unanticipated expenses in connection with integrating UIC into Textron; (d) the risk that the acquisition does not perform as planned, including the risk that UIC will not achieve revenue projections; (e) conditions to the closing of the merger might not be satisfied; and (f) potential difficulties in employee retention following the closing of the transaction.